Exhibit 10.1

EXECUTION VERSION

FIRST AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
Dated as of April 25, 2011
Among
MEREDITH FUNDING CORPORATION as Seller,
MEREDITH CORPORATION, as Servicer,
FALCON ASSET SECURITIZATION COMPANY LLC,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO
and
JPMORGAN CHASE BANK, N.A., as Agent

Table of Contents

Page
ARTICLE I.    PURCHASE ARRANGEMENTS    1
Section 1.1    Purchase Facility    1
Section 1.2    Increases    2
Section 1.3    Decreases    2
Section 1.4    Payment Requirements    2
ARTICLE II.    PAYMENTS AND COLLECTIONS    3
Section 2.1    Payments    3
Section 2.2    Collections Prior to Maturity    3
Section 2.3    Repayment of Capital; Collections Following Maturity    4
Section 2.4    Application of Collections    5
Section 2.5    Payment Rescission    5
Section 2.6    Maximum Purchaser Interests    5
Section 2.7    Payments by Guarantor    6
ARTICLE III.    CONDUIT FUNDING    6
Section 3.1    CP Costs    6
Section 3.2    CP Costs Payments    6
Section 3.3    Calculation of CP Costs    6
ARTICLE IV.    FINANCIAL INSTITUTION FUNDING    6
Section 4.1    Financial Institution Funding    6
Section 4.2    Yield Payments    7
Section 4.3    Selection and Continuation of Tranche Periods    7
Section 4.4    Financial Institution Discount Rates    7
Section 4.5    Suspension of the Adjusted LIBO Rate    7
Section 4.6    Funding Agreement Fundings    8
ARTICLE V.    REPRESENTATIONS AND WARRANTIES    8
Section 5.1    Representations and Warranties of the Seller Parties    8
Section 5.2    Financial Institution Representations and Warranties    12
ARTICLE VI.    CONDITIONS OF PURCHASES    13
Section 6.1    Conditions Precedent to Initial Incremental Purchase    13
Section 6.2    Conditions Precedent to All Purchases and Reinvestments    13
ARTICLE VII.    COVENANTS    14
Section 7.1    Affirmative Covenants of The Seller Parties    14
Section 7.2    Negative Covenants of The Seller Parties    22
ARTICLE VIII.    ADMINISTRATION AND COLLECTION    23
Section 8.1    Designation of Servicer    23
Section 8.2    Duties of Servicer    24
Section 8.3    Collection Notices    25

Section 8.4    Responsibilities of Seller    26
Section 8.5    Reports    26
Section 8.6    Servicing Fees    26
ARTICLE IX.    TERMINATION EVENTS    26
Section 9.1    Termination Events    26
Section 9.2    Remedies    28
ARTICLE X.    INDEMNIFICATION    29
Section 10.1    Indemnities by The Seller Parties    29
Section 10.2    Increased Cost and Reduced Return    31
Section 10.3    Other Costs and Expenses    32
ARTICLE XI.    THE AGENT    32
Section 11.1    Authorization and Action    32
Section 11.2    Delegation of Duties    33
Section 11.3    Exculpatory Provisions    33
Section 11.4    Reliance by Agent    33
Section 11.5    Non-Reliance on Agent and Other Purchasers    34
Section 11.6    Reimbursement and Indemnification    34
Section 11.7    Agent in its Individual Capacity    34
Section 11.8    Successor Agent    34
ARTICLE XII.    ASSIGNMENTS; PARTICIPATIONS    35
Section 12.1    Assignments    35
Section 12.2    Participations    36
Section 12.3    Federal Reserve    36
ARTICLE XIII.    LIQUIDITY FACILITY    37
Section 13.1    [Intentionally Deleted]    37
Section 13.2    [Intentionally Deleted]    37
Section 13.3    [Intentionally Deleted]    37
Section 13.4    [Intentionally Deleted]    37
Section 13.5    [Intentionally Deleted]    37
Section 13.6    Terminating Financial Institutions    37
ARTICLE XIV.    MISCELLANEOUS    38
Section 14.1    Waivers and Amendments    38
Section 14.2    Notices    39
Section 14.3    Ratable Payments    39
Section 14.4    Protection of Ownership Interests of the Purchasers    39
Section 14.5    Confidentiality    40
Section 14.6    Bankruptcy Petition    41
Section 14.7    Limitation of Liability    41
Section 14.8    CHOICE OF LAW    41
Section 14.9    CONSENT TO JURISDICTION    41
Section 14.10    WAIVER OF JURY TRIAL    42
Section 14.11    Integration; Binding Effect; Survival of Terms    42
Section 14.12    Counterparts; Severability; Section References    42
Section 14.13    JPMorgan Chase Roles    42

Section 14.14    Characterization    43
Section 14.15    Amendment and Restatement    44
Section 14.16    CP Renewal Event    44

EXHIBITS AND SCHEDULES

Exhibit I *    Definitions

Exhibit II    Form of Purchase Notice

Exhibit III    Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV    Names of Collection Banks; Collection Accounts

Exhibit V    Form of Compliance Certificate

Exhibit VI    [Intentionally Deleted]

Exhibit VII    Form of Assignment Agreement

Exhibit VIII    Credit and Collection Policy

Exhibit IX    [Intentionally Deleted]

Exhibit X    Form of Monthly Report

Schedule A    Commitments

Schedule B    Closing Documents

Schedule C    Special Concentration Limits

* Material Exhibit(s) included in this filing

RECEIVABLES PURCHASE AGREEMENT

THIS FIRST AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of April 25, 2011, is among Meredith Funding Corporation, a Delaware corporation (“Seller”), Meredith Corporation, an Iowa corporation (“Meredith”), as initial Servicer, the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), Falcon Asset Securitization Company LLC (“Conduit”) and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

On the Original Closing Date, the parties hereto entered into the Receivables Purchase Agreement (the “Original Agreement”), pursuant to which (i) Seller has transferred Purchaser Interests to the Purchasers from time to time, (ii) Conduit purchased certain Purchaser Interests from Seller, and (iii) in the event that Conduit declined to make a purchase, the Financial Institutions agreed to purchase the related Purchaser Interests at the request of Seller.

On the Amendment Closing Date, the parties hereto desire to amend and restate the Original Agreement as set forth below (such amended and restated agreement, this “Agreement”).  Pursuant to this Agreement, Seller desires to transfer and assign Purchaser Interests to Purchasers from time to time, and the Purchasers shall purchase such Purchaser Interests from Seller.

JPMorgan Chase Bank, N.A. has been requested and is willing to act as Agent on behalf of Conduit and the Financial Institutions in accordance with the terms hereof.

ARTICLE I.

PURCHASE ARRANGEMENTS

Section 1.1        Purchase Facility.

(a)        Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers.  In accordance with the terms and conditions set forth herein, Conduit may, at its option, instruct the Agent to purchase on behalf of Conduit, or if Conduit shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

(b)        Seller may, upon at least 10 Business Days' written notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

Section 1.2        Increases.  Seller shall notify the Agent no later than (i) 12:00 p.m., New York City time, on the third Business Day prior to the requested purchase, in the case of any purchases where Yield is calculated based on the Adjusted LIBO Rate or for which CP Costs will accrue, or (ii) 2:00 p.m., New York City time, on the Business Day of the requested purchase, in the case of any purchases where Yield is calculated based on the Alternate Base Rate, in either case in the form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”).  Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which, in the case of (x) any purchases where Yield is calculated based on the Adjusted LIBO Rate or for which CP Costs will accrue, shall be a minimum amount of $500,000 and integer multiples of $100,000 in excess thereof, and in the case of (y) any purchases where Yield is calculated based on the Alternate Base Rate, shall be a minimum amount of $50,000 and integer multiples of $10,000 in excess thereof) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period.  Following receipt of a Purchase Notice, the Agent will determine whether Conduit agrees to make the purchase, it being understood that all purchases hereunder shall be made by the Financial Institutions until such time as the Agent gives written notice to the Seller that the Conduit will commence funding

Incremental Purchases and the requirements in Section 14.16 of this Agreement have been satisfied (a “CP Renewal Event”).  If at any time after a CP Renewal Event Conduit declines to make a proposed purchase, the Agent will promptly notify Seller of such fact, whereupon Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions.  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Conduit or the Financial Institutions, as applicable, shall wire transfer to the account specified in the applicable Purchase Notice, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Conduit, the aggregate Purchase Price of the Purchaser Interests Conduit is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution's Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing.

Section 1.3        Decreases.  Seller shall provide the Agent with at least three (3) Business Days' prior written notice (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections.  Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall not be less than three (3) Business Days after the date such Reduction Notice is received by the Agent), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Conduit and the Financial Institutions in accordance with the amount of Capital (if any) owing to Conduit, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”).  Only one (1) Reduction Notice shall be outstanding at any time.  Subject to the limitations and other terms and conditions herein, the Seller may make increases pursuant to Section 1.2 and decreases pursuant to this Section 1.3 without penalty or premium (other than Broken Funding Costs, if any) from the date hereof until the Facility Termination Date.

Section 1.4        Payment Requirements.  All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon. (Chicago time) on the day when due in immediately available funds, and if not received before 12:00 noon (Chicago time) shall be deemed to be received on the next succeeding Business Day.  If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 10 South Dearborn, Chicago, Illinois 60603-0863, until otherwise notified by the Agent.  All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made (i) with respect to calculations of the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, on the basis of a year of 365 days (or 366 days in a leap year), and (ii) otherwise, on the basis of a year of 360 days, in either case for the actual number of days elapsed, including the first day but excluding the last day.  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1        Payments.  Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be due and payable by Seller on the Settlement Date immediately succeeding the event giving rise to such Deemed Collection and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable to reduce the Purchaser Interests, if required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the “Obligations”).  If Seller fails to pay any of the Obligations when due, or if Servicer fails to make any deposit required to be made by it under this Agreement when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid.  Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law.  If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

Section 2.2        Collections Prior to Maturity.  Prior to the Facility Termination Date, any Collections and/or Deemed Collections received by the Servicer shall be paid to the Agent in accordance with this Agreement in payment of any accrued and unpaid Aggregate Unpaids or used for a Reinvestment as provided in this Section 2.2.  If at any time any

Collections or Deemed Collections are received by the Servicer prior to the Facility Termination Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections and Deemed Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make (subject to the conditions precedent set forth in Section 6.2), simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.  On each Settlement Date prior to the occurrence of the Facility Termination Date, the Servicer shall remit to the Agent's account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid CP Costs, Yield and other Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage.  If such Capital, CP Costs, Yield and other Obligations shall be reduced to zero, any additional Collections and Deemed Collections received by the Servicer (i) if applicable, shall be remitted to the Agent's account no later than 12:00 noon. (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.  Each Terminating Financial Institution shall be allocated a ratable portion of Collections and Deemed Collections from the date such Terminating Financial Institution's Commitment terminates pursuant to Section 13.6 (the “Termination Date”) until such Terminating Financing Institution's Capital shall be paid in full.  This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”).  Each Terminating Financial Institution's Termination Percentage shall remain constant prior to the Facility Termination Date.  On and after the Facility Termination Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution's Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

Section 2.3        Repayment of Capital; Collections Following Maturity.

(a)        The Seller hereby unconditionally promises to pay to the Agent for the holder of each Purchaser Interest the then-unpaid amount of Aggregate Capital and all other Aggregate Unpaids on the Facility Termination Date.  Upon such full and final repayment, the Agent and holder of each Purchaser Interest shall reconvey to Seller all Purchaser Interests then held hereunder.

(b)        Notwithstanding the foregoing, to the extent that there is any Aggregate Capital or other Aggregate Unpaids outstanding following the Facility Termination Date, on the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, a percentage of all Collections received on such day equal to the aggregate Purchaser Interests and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1.  On and after the Facility Termination Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent's account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

(c)        Notwithstanding the foregoing or any other provision of this Agreement or any other Transaction Document, if any amount of Capital held by the Financial Institutions is outstanding and remains unpaid on or after the Facility Termination Date, such overdue amount shall bear Yield, after as well as before judgment, at a rate per annum equal to the Default Fee, which Yield shall be payable on demand.

Section 2.4        Application of Collections.  If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer's reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee,

second, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield,

fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any

Termination Percentage),

fifth, for the ratable payment of all other unpaid Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4 shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5        Payment Rescission.  No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6        Maximum Purchaser Interests.  Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%.  If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within two (2) Business Days after discovery of such excess, an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

Section 2.7        Payments by Guarantor.  For the avoidance of doubt, any amounts paid by the Guarantor to the Agent for the account of Conduit and the Financial Institutions in respect of the Purchaser Interests shall be treated as a payment of Capital with respect to such Purchaser Interests, and shall reduce the Aggregate Capital and other Aggregate Unpaids accordingly; provided, that if and to the extent that for any reason any payment by or on behalf of the Guarantor is rescinded or must be otherwise restored by the related, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, such Purchaser's Capital shall be reinstated as if such payment by the Guarantor had not been made.

ARTICLE III.

CONDUIT FUNDING

Section 3.1        CP Costs.  Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding.  Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Conduit and funded substantially with related Pooled Commercial Paper.

Section 3.2        CP Costs Payments.  On each Settlement Date, Seller shall pay to the Agent (for the benefit of Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3        Calculation of CP Costs.  Not later than the 3rd Business Day prior to each Settlement Date, Conduit shall calculate the aggregate amount of CP Costs for the applicable Accrual Period and shall notify Seller of such aggregate amount.

ARTICLE IV.

FINANCIAL INSTITUTION FUNDING

Section 4.1        Financial Institution Funding.  Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the Adjusted LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof.  Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions by Conduit pursuant to the terms and conditions of a Funding Agreement shall be the Alternate Base Rate.  If the Financial Institutions acquire by assignment from Conduit any Purchaser Interest pursuant to a Funding Agreement, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.  The Agent shall give prompt notice to Seller of any assignment made by Conduit to the Financial Institutions.

Section 4.2        Yield Payments.  On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

Section 4.3        Selection and Continuation of Tranche Periods.

(a)        Seller shall from time to time in its discretion select Tranche Periods for the Purchaser Interests of the Financial Institutions (if any), provided that (i) no Tranche Period shall extend beyond the Facility Termination Date, and (ii) at all times after a CP Renewal Event, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always select Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b)        Seller, upon notice to the Agent received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche:  (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with one or more new Purchaser Interests to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Conduit be combined with a Purchaser Interest of the Financial Institutions.

Section 4.4        Financial Institution Discount Rates.  Seller may select the Adjusted LIBO Rate or the Alternate Base Rate for each Purchaser Interest of the Financial Institutions.  Seller shall by 12:00 noon. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the Adjusted LIBO Rate is being selected as a new Discount Rate and (ii) except as provided in Section 4.1 and the last sentence of this Section 4.4, at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being selected as the Discount Rate, give the Agent irrevocable notice of such Discount Rate for the Purchaser Interest associated with such Terminating Tranche.  Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Alternate Base Rate.

Section 4.5        Suspension of the Adjusted LIBO Rate.

(a)        If (x) any Financial Institution notifies the Agent that it has determined that (i) funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at the Adjusted LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund its Purchaser Interests at the Adjusted LIBO Rate are not available or (iii) the Adjusted LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at the Adjusted LIBO Rate, or (y) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, then the Agent shall suspend the availability of the Adjusted LIBO Rate and require Seller to select the Alternate Base Rate for any Purchaser Interest accruing Yield at such Adjusted LIBO Rate until the circumstances giving rise to such suspension no longer exist; provided that, in the case of clause (x) above, before making any such suspension, the applicable Financial Institution shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Adjusted LIBO Rate lending office if the making of such designation would allow such Financial Institution or its Adjusted LIBO Rate lending office to continue to fund its Pro Rata Share of the Purchaser Interests at the Adjusted LIBO Rate and avoid the situations set forth in clause (x) in this Section 4.5(a).

(b)        If less than all of the Financial Institutions give a notice to the Agent pursuant to clause 4.5(a)(x), each Financial Institution which gave such a notice shall be obliged, at the request of Seller or the Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by the Agent or Seller (and acceptable to the Agent) and willing to participate in this Agreement through the Scheduled Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution's Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

Section 4.6        Funding Agreement Fundings.  The parties hereto acknowledge that Conduit may put all or any portion of its Purchaser Interests to the Financial Institutions at any time pursuant to one or more Funding Agreements to finance or refinance the necessary portion of its Purchaser Interests thereunder to the extent available.  The fundings under a Funding Agreement will accrue interest at the Discount Rate in accordance with this Article IV.  Regardless of whether a funding of Purchaser Interests by the Financial Institutions constitutes the direct purchase of a Purchaser Interest hereunder, an assignment under a Funding Agreement of all of (or any interest in) a Purchaser Interest originally funded by Conduit, each Financial Institution participating in a funding of a Purchaser Interest under a Funding Agreement shall have the rights and obligations of a “Purchaser” hereunder with the same force and effect as if it had directly purchased such Purchaser Interest from Seller hereunder.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1        Representations and Warranties of the Seller Parties.  Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)        Existence and Power.  Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of organization.  Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)        Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller's use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part.  This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)        No Conflict.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created under the Transaction Documents), except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)        Governmental Authorization.  Other than the filing of the financing statements required hereunder that were duly filed on or about the Original Closing Date, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)        Actions, Suits.  Except as reported on the most recent SEC Form 10-Q or 10-K filed by Meredith with the SEC, there are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.  Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f)        Binding Effect.  This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)        Accuracy of Information.  All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and will not, on the date such information is stated or certified, be otherwise misleading in light of the circumstances under which such information is so furnished.

(h)        Use of Proceeds.  No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction (other than any repurchase by Meredith of any class of its own stock) which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)        Good Title.  Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and except the Permitted Liens.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, its Collections and the Related Security.

(j)        Perfection.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security (to the extent covered by Article 9 of the UCC)  and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and except the Permitted Liens.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security (to the extent covered by Article 9 of the UCC) and the Collections.

(k)        Places of Business and Locations of Records.  The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed.  Seller's Federal Employer Identification Number and Delaware organizational identification number are correctly set forth on Exhibit III.

(l)        Collections.  The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have been satisfied and duly performed.  The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV.  Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m)        Material Adverse Effect.  (i) The initial Servicer represents and warrants that since June 30, 2010, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries, taken as a whole, or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n)        Names.  Since its formation, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)        Ownership of Seller.  Meredith owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p)        Not a Holding Company or an Investment Company.  Such Seller Party is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.  Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)        Compliance with Law.  Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Seller represents and warrants that each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r)        Compliance with Credit and Collection Policy.  Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, other than as permitted under Section 7.2(c) and in compliance with the notification requirements in Section 7.1(a)(vii).

(s)        Payments to the Applicable Originator.  With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.

(t)        Enforceability of Contracts.  Seller represents and warrants that each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)        Eligible Receivables.  Seller represents and warrants that each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v)        Net Receivables Balance.  Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(w)        Accounting.  At all times after a CP Renewal Event, the manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

(x)        Purpose.  Seller has determined that, from a business viewpoint, the purchases of the Receivables and related interests thereto from the Originators under the Receivables Sale Agreement, and the sales of Purchaser Interests and other transactions contemplated herein, are in the best interests of Seller.

Section 5.2        Financial Institution Representations and Warranties.  Each Financial Institution hereby represents and warrants to the Agent, Conduit and each Seller Party that:

(a)        Existence and Power.  Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or association power to perform its obligations hereunder.

(b)        No Conflict.  The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate or association powers, have been duly authorized by all necessary corporate or association action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets.

(c)        Governmental Authorization.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d)        Binding Effect.  This Agreement has been duly authorized, executed and delivered by such Financial Institution.  This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1        Conditions Precedent to Initial Incremental Purchase.  The initial Incremental Purchase of a Purchaser Interest under the Original Agreement was subject to the conditions precedent that the Agent had received on or before the date of such purchase (a) those documents listed on Schedule B-1, and (b) all fees and expenses required to be paid on such date pursuant to the terms of the Original Agreement and the Fee Letter.  The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase (a) those documents listed on Schedule B-2, and (b) all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Amended Fee Letter.

Section 6.2        Conditions Precedent to All Purchases and Reinvestments.  Each purchase of a Purchaser Interest (other than pursuant to a Funding Agreement) and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment:  the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other opinions or documents as it may reasonably request; provided that the Agent has requested such opinions or documents (i) pursuant to Section 7.2(a) or (ii) in connection with a change in law which the Agent determines in its reasonable business judgment to have an adverse effect on the interests of the Purchasers hereunder; and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)        the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii)        (A) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute a Termination Event, and (B), in the case of an Incremental Purchase, no event has occurred and is continuing, or would result from such Incremental Purchase that would constitute a Potential Termination Event; and

(iii)        the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.  The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Facility Termination Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

Section 7.1        Affirmative Covenants of The Seller Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a)        Financial Reporting.  Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)        Annual Reporting.  Within 90 days after the close of each of its respective fiscal years, (A) audited, unqualified financial statements (which shall include consolidated balance sheets, statements of income and retained earnings and a statement of cash flows) for the Servicer for such fiscal year certified in a manner acceptable to the Agent by a nationally recognized independent public accounting firm; provided that Meredith's delivery to the Agent of its filing with the SEC of SEC Form 10-K for each fiscal year shall satisfy this Section 7.1(a)(i)(A) for the Servicer, and (B) unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Seller for such fiscal year certified by an Authorized Officer of Seller.

(ii)        Quarterly Reporting.  Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, (A) unaudited consolidated balance sheets of the Servicer as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the Servicer for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of the Servicer; provided that Meredith's delivery to the Agent of its filing with the SEC of SEC Form 10-Q for each of the first three quarters of each fiscal year shall satisfy this Section 7.1(a)(ii)(A) for the Servicer, and (B) unaudited balance sheets of Seller as at the close of each such period and statements of income and retained earnings and a statement of cash flows for Seller for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of Seller.

(iii)        Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)        Shareholders Statements and Reports.  Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.

(v)        SEC Filings.  Promptly upon the filing thereof, copies of all financial statements and regular, periodical or special reports (other than SEC Forms 10-K and 10-Q filed by Meredith and delivered in accordance with Sections 7.1(a)(i) and (ii) and other than SEC Forms 3, 4 or 5) that Meredith or any Subsidiary may make to, or file with, the Securities and Exchange Commission.

(vi)        Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Conduit, copies of the same.

(vii)        Change in Credit and Collection Policy.  At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

(viii)        Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

(b)        Notices.  Such Seller Party will notify the Agent in writing of any of the following promptly upon an Authorized Officer learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)        Termination Events or Potential Termination Events.  The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of such Seller Party.

(ii)        Judgment and Proceedings.  (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $10,000,000 after deducting (a) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii)        Material Adverse Effect.  The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)        Termination Date.  The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v)        Defaults Under Other Agreements.  The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor, if and to the extent that such default or event of default could reasonably be expected to result in a Material Adverse Effect.

(c)        Compliance with Laws and Preservation of Corporate Existence.  Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d)        Audits.  Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request.  Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall require each Originator to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Security or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters; provided, however, that, prior to the occurrence and continuance of a Termination Event, no Seller Party shall be required to pay the costs of any such audit if it, the other Seller Party or any Originator has paid the costs of one audit performed at Meredith's office in Des Moines, Iowa in any one fiscal year.

(e)        Keeping and Marking of Records and Books.

(i)        The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Servicer will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence other than a change in the type of software used by the Servicer or such Originator.

(ii)        Such Seller Party will (and will cause or require each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests; and (B) upon the request of the Agent following the occurrence of a Termination Event:  (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)        Compliance with Contracts and Credit and Collection Policy.  Such Seller Party will (and will cause or require each Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)        Performance and Enforcement of Receivables Sale Agreement.  Seller will, and will require Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement.  Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)        Ownership.  Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers and other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers and other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Security (to the extent covered by Article 9 of the UCC) and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

(i)        Purchasers' Reliance.  Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from each Originator and its other Affiliates (collectively, the “Meredith Group”).  Therefore Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of any member of the Meredith Group and not just a division of any such member.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A)        conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the Meredith Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

(B)        compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any member of the Meredith Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the Meredith Group on a basis that reflects the services rendered to Seller and the Meredith Group;

(C)        clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any member of the Meredith Group, Seller shall lease such office at a fair market rent;

(D)        have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E)        conduct all transactions with any member of the Meredith Group strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any member of the Meredith Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F)        at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director.  In the event the Seller intends to appoint a new Independent Director, the Seller shall provide written notice to the Agent not less than ten (10) days prior to the effective date of such appointment and shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”  Any such appointment of a new Independent Director by the Seller shall require written acknowledgement by the Agent that such Person conforms, to the reasonable satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Director” and is otherwise satisfactory to the Agent in its reasonable discretion;

(G)        observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H)        maintain Seller's books and records separate from those of the members of the Meredith Group and otherwise readily identifiable as its own assets rather than assets of any member of the Meredith Group;

(I)        prepare its financial statements separately from those of the Meredith Group and insure that any consolidated financial statements of Meredith or the Meredith Group that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets have been pledged to the Agent for the benefit of the Purchasers hereunder;

(J)        except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any member of the Meredith Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

(K)        pay all of Seller's operating expenses from Seller's own assets (except for certain payments by an Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L)        operate its business and activities such that:  it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument,

agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M)        maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

(N)        maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and from and after the time, if any, when it is required to be delivered, the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or, when applicable, the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or, when applicable, the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(O)        maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P)        maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q)        take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in any true sale or non-consolidation opinion delivered in connection with a CP Renewal Event, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)        Collections.  Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect.  In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers.  Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k)        Taxes.  Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Conduit, the Agent or any Financial Institution.

(l)        Insurance.  Seller will maintain in effect, or cause to be maintained in effect, at Seller's own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m)        Payment to the Applicable Originator.  With respect to any Receivable purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

Section 7.2        Negative Covenants of The Seller Parties.  Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a)        Name Change, Offices and Records.  Such Seller Party will not change its name, identity or corporate structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have:  (i) given the Agent at least fifteen (15) days' prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

(b)        Change in Payment Instructions to Obligors.  Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)        Modifications to Contracts and Credit and Collection Policy.  Without the consent of the Agent, such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could materially adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables.  Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)        Sales, Liens.  Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein and other than Permitted Liens), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Originator.  Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, other than Permitted Liens.

(e)        Net Receivables Balance.  At no time prior to the Facility Termination Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f)        Termination Date Determination.  Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g)        Restricted Junior Payments.  From and after the occurrence and during the continuation of any Termination Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1        Designation of Servicer.

(a)        The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1.  On the Original Closing Date, Meredith was designated as and agreed to perform the duties and obligations of, and as of the Amendment Closing Date hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement.  The Agent may at any time following the occurrence of a Termination Event designate as Servicer any Person to succeed Meredith or any successor Servicer.

(b)        Meredith may delegate to any other Originator, as sub-servicer of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such other Originator.  Without the prior written consent of the Agent and the Required Financial Institutions, Meredith shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the other Originators as stated in the immediately preceding sentence, and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices.  Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Meredith.  If at any time following the occurrence of a Termination Event, the Agent shall designate as Servicer any Person other than Meredith, all duties and responsibilities theretofore delegated by Meredith to Seller may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Meredith and to Seller.

(c)        Notwithstanding any delegation by Meredith pursuant to the foregoing subsection (b), (i) Meredith shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Meredith in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.  The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Meredith in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished.  Meredith, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2        Duties of Servicer.

(a)        The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)        The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account; provided, however, that so long as no Termination Event has occurred and is continuing, Collections may be obtained by the applicable Originator at the offices of Obligors so long as they are deposited within 2 Business Days after receipt to a Collection Account.  In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.  From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

In the event that the long-term debt rating of any Collection Bank other than JPMorgan Chase Bank, N.A. is downgraded by Standard & Poor's to BBB+ or lower or by Moody's to Baa1 or lower, the Agent may in its sole discretion require that a new Collection Account or Lock-Box, as applicable, be opened with a Collection Bank with ratings in excess thereof (such new Collection Bank to be reasonably acceptable to both the Seller and the Agent); provided that Seller will not be required to open a new Collection Account or Lock-Box if Seller elects to direct Collections from Obligors that were previously remitting Collections to the downgraded Collection Bank (the “Subject Collections”) to another existing Collection Account or Lock-Box subject to a Collection Account Agreement.  Unless the Seller elects to redirect Collections as described in the proviso of the first sentence of this paragraph, such new Collection Account or Lock-Box, as applicable, and the related Collection Account Agreement shall be open and in effect within 60 days after the Agent notifying the Seller that it will require such new Collection Account or Lock-Box, as applicable, to be opened.  Unless the Seller elects to redirect Collections as described in the proviso of the first sentence of this paragraph, during the period between such notice and the new Collection Account or Lock-Box becoming effective, the Agent may direct the Servicer to cause all Subject Collections to be remitted to another Collection Account within two (2) Business Days after receipt.  As soon as such new Collection Account or Lock-Box is opened and the related Collection Account Agreement is executed and in effect, the Servicer will direct all Subject Collections to such new Collection Account or Lock-Box, as applicable, as otherwise provided in this Agreement.

(c)        The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II.  The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II.  After the occurrence of a Termination Event, the Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II.  If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d)        The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement.  Notwithstanding anything to the contrary contained herein, at any time after the occurrence of a Termination Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)        The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, after the occurrence of a Termination Event, deliver or make available to the Agent all such Records, at a place selected by the Agent.  The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables.  The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f)        Any payment by an Obligor in respect of any indebtedness owed by it to the applicable Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3        Collection Notices.  The Agent is authorized at any time after the occurrence of a Termination Event to date and to deliver to the Collection Banks the Collection Notices.  Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts.  In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.  Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled after the occurrence of a Termination Event to (i) endorse Seller's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4        Responsibilities of Seller.  Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, the applicable Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts.  The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5        Reports.  The Servicer shall prepare and forward to the Agent (i) on the 15th day of each month (or if such day is not a Business Day, the next succeeding Business Day), a Monthly Report and (ii) within three (3) Business Days after the Agent requests, a listing by Obligor of all Receivables together with an aging of such Receivables as of the last day of the prior month.

Section 8.6        Servicing Fees.  In consideration of Meredith's agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Meredith shall continue to perform as Servicer hereunder, Seller shall pay over to Meredith a fee (the “Servicing Fee”) on each Settlement Date, in arrears for the immediately preceding month, equal to 1/12 of 1.0% per annum times the average of the Net Receivables Balance at the beginning and the end of such period as compensation for its servicing activities.

ARTICLE IX.

TERMINATION EVENTS

Section 9.1        Termination Events.  The occurrence of any one or more of the following events shall constitute a Termination Event:

(a)        Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due, and such failure continues for two (2) Business Days, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) or in any other Transaction Document and such failure shall continue for five (5) consecutive Business Days after the earlier to occur of (A) discovery of such failure by a Seller Party or (B) notice of such failure from the Agent or any Purchaser.

(b)        Any representation, warranty or certification made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made which is not corrected within 5 Business Days after the earliest to occur of (i) discovery of such error by a Seller Party, or (ii) notice of such error from the Agent or any Purchaser.

(c)        Failure of Seller to pay any Indebtedness when due (after taking into account any applicable period of grace) in excess of $10,000 or the failure of any Originator to pay Indebtedness when due (after taking into account any applicable period of grace) in excess of $25,000,000, which failure has not been cured or waived; or the default by Seller or any Originator in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller or any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d)        (i)  Seller or Servicer shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by Seller or Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iii) any proceeding shall be instituted and remain unstayed and undismissed in a court of appropriate jurisdiction for a period of 60 days against Seller or Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iv) Seller or Servicer shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i), (ii) or (iii) of this subsection (d).

(e)        Seller shall fail to comply with the terms of Section 2.6 hereof.

(f)        (i) As at the end of the month of November, December or January of any calendar year, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 25%, (ii) as at the end of any other calendar month, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 23.5%, (iii) as at the end of any calendar month, the average of the Default Ratios as at the end of such month and the two preceding months shall exceed 11%, (iv) as at the end of any calendar month, the average of the Dilution

Ratios as at the end of such month and the two preceding months shall exceed 3.00%, or (v) as at the end of any calendar month, the average of the Day Sales Outstanding as at the end of such month and the two preceding months shall exceed 80.0.

(g)        A Change of Control shall occur.

(h)        (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against the Servicer or, if the Performance Undertaking has been delivered, Performance Guarantor on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution.

(i)        The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur with respect to any Material Originator or any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(j)        This Agreement or the Parent Guarantee shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts, other than Permitted Liens.

(k)        (i) The Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter (as defined in the Credit Agreement) exceeds 3.75 to 1.00 or (ii) the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter (as defined in the Credit Agreement) is less than 2.75 to 1.00.

(l)        An “Event of Default” under the Credit Agreement shall occur and be continuing.

Section 9.2        Remedies.  Upon the occurrence and during the continuation of a Termination Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Facility Termination Date to have occurred, whereupon the Facility Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of a Termination Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, (v) notify Obligors of the Purchasers' interest in the Receivables, and (vi) enforce the terms of and collect upon the Parent Guarantee.  The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1        Indemnities by The Seller Parties.  Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a)        Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b)        Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c)        taxes imposed by the United States, the Indemnified Party's jurisdiction of organization (or, in the case of an individual, primary residence) or any other jurisdiction in which such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated hereby and by the other Transaction Documents, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification, but subject to the exclusions in clauses (a), (b) and (c) above, Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i)        any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)        the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)        any failure of Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)        any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)        the commingling of Collections of Receivables at any time with other funds;

(vii)        any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer (at any time the Servicer is Meredith or one of its Affiliates) or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)        any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)        any Termination Event described in Section 9.1(d);

(x)        any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)        any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)        the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii)        any action or omission by any Seller Party which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable (other than such an action taken or omission made at the request of the Agent or any Purchaser or any action taken by the Servicer in accordance with the Credit and Collection Policy);

(xiv)        avoidance by any Person of any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv)        the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Notwithstanding the foregoing, if any Indemnified Amount arises out of a lawsuit or other adversarial proceeding, unless an Indemnified Party's business reputation is at issue, Seller shall be entitled to assume and control the defense thereof in its sole discretion using counsel approved by the applicable Indemnified Party (such approval not to be unreasonably withheld or delayed).  If Seller does assume the defense of a lawsuit or other adversarial proceeding pursuant to the preceding sentence, the applicable Indemnified Party may engage additional counsel only at such Indemnified Party's sole expense.

Section 10.2        Increased Cost and Reduced Return.

(a)        If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency after the date hereof (a “Regulatory Change”):  (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon the later of (i) 15 Business Days after demand by the Agent and (ii) the next succeeding Settlement Date, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

(b)        A certificate of the applicable Funding Source setting forth the amount or amounts necessary to compensate such Purchaser or Funding Source pursuant to paragraph (a) of this Section 10.02 shall be delivered to the Seller and shall be conclusive absent manifest error.

Section 10.3        Other Costs and Expenses.  Seller shall pay to the Agent and Conduit on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation (subject to Section 7.1(d)), the reasonable costs of Conduit's auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of one legal counsel for both Conduit and the Agent (which such counsel may be employees of Conduit or the Agent) with respect thereto and with respect to advising Conduit and the Agent as to their respective rights and remedies under this Agreement.  Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE XI.

THE AGENT

Section 11.1        Authorization and Action.  Each Purchaser hereby designates and appoints JPMorgan Chase to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party's successors or assigns.  The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law.  The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.  Each Purchaser hereby authorizes the Agent to execute each of the Collection Account Agreements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser) (or to the extent such Collection Account Agreements have been executed, each Purchaser hereby ratifies such execution, as applicable).

Section 11.2        Delegation of Duties.  The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3        Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith.  The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction

Document, or to inspect the properties, books or records of the Seller Parties.  The Agent shall not be deemed to have knowledge of any Termination Event or Potential Termination Event unless the Agent has received notice from Seller or a Purchaser.

Section 11.4        Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction  Document unless it shall first receive such advice or concurrence of Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5        Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent.  Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6        Reimbursement and Indemnification.  The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7        Agent in its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder.  With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent in its individual capacity.

Section 11.8        Successor Agent.  The Agent may, upon five days' notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent.  If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent.  If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers.  After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1        Assignments.

(a)        Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement (i) to the Financial Institutions pursuant to a Funding Agreement or (ii) to any other Person; provided that, prior to the occurrence of a Termination Event, Conduit may not make any such assignment pursuant to this clause (ii) except in the circumstances covered by Section 12.1(c) without the consent of Seller (which consent shall not be unreasonably withheld).  Upon any such assignment, Conduit shall be released from its obligations so assigned.  Further, Seller and each Financial Institution hereby agree that any assignee of Conduit of this Agreement or all or any of the Purchaser Interests of Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Conduit hereunder.  Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b)        Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution.  The consent of Conduit (as required pursuant to the definition of “Conduit” hereunder), and, prior to the occurrence of a Termination Event, the consent of Seller (which consent of Seller shall not be unreasonably withheld), shall be required prior to the effectiveness of any such assignment.  Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Conduit, an enforceability opinion in form and substance satisfactory to the Agent.  Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment.  Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(c)        At all times after a CP Renewal Event, each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Conduit or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Conduit, and willing to participate in this Agreement through the Scheduled Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution's Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

(d)        On the date hereof, Falcon Asset Securitization Company LLC assigns all of its rights under, interest in, title to and obligations under this Agreement to JPMorgan Chase Bank, N.A., as Financial Institution, and JPMorgan Chase Bank, N.A. accepts such assignment and assumes such rights and obligations.  The Seller hereby acknowledges and consents to such assignment.  From the date hereof, the Capital so assigned shall be allocated to a new Tranche Period and bear Yield at the Discount Rate.

Section 12.2        Participations.  Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions or any other interest of such Financial Institution hereunder.  Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution's rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Conduit and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution's rights and obligations under this Agreement.  Each Financial Institution agrees that (i) any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i), and (ii) no such participant shall be entitled to any reimbursement pursuant to Article X that is greater than the reimbursement such Financial Institution would be entitled to receive thereunder.

Section 12.3        Federal Reserve.  Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or the Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

ARTICLE XIII.

LIQUIDITY FACILITY

Section 13.1        [Intentionally Deleted]

Section 13.2        [Intentionally Deleted]

Section 13.3        [Intentionally Deleted]

Section 13.4        [Intentionally Deleted]

Section 13.5        [Intentionally Deleted]

Section 13.6        Terminating Financial Institutions.

(a)        Each Financial Institution hereby agrees to deliver written notice to the Agent not more than 30 Business Days and not less than 5 Business Days prior to the Scheduled Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder.  If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Scheduled Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a “Non-Renewing Financial Institution”).  The Agent shall promptly notify Seller of each Non-Renewing Financial Institution, and unless a substitute Financial Institution having a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. agrees to accept an assignment of such Non-Renewing Financial Institution's Commitment and Purchaser Interests (if any) within 2 Business Days prior to the existing Scheduled Termination Date, to the extent of Commitment Availability, such Non-Renewing Financial Institution's Commitment shall, to such extent, automatically terminate on the Scheduled Termination Date (each Affected Financial Institution and each Non-Renewing Financial Institution is hereinafter referred to as a “Terminating Financial Institution”).  From and after a CP Renewal Event, the parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 13.6 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Conduit in its sole and absolute discretion.

(b)        Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1        Waivers and Amendments.

(a)        No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)        No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b).  Conduit, Seller, Servicer and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)        without the consent of each affected Purchaser, (A) extend the Scheduled Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution's Pro Rata Share or any Financial Institution's Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Default Proxy,” “Default Ratio,” “Delinquency Ratio,” “Dilution Horizon Ratio,” “Dilution Percentage,” “Dilution Ratio,” “Dilution Reserve,” “Dilution Spike Ratio,” “Expected Dilution Ratio,” “Eligible Receivable,” “Loss Horizon Ratio,” “Loss Percentage,” “Loss Ratio,” “Loss Reserve,” or “Yield and Servicing Reserve”, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)        without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, the Agent, the Required Financial Institutions and Conduit may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 of this Agreement without the consent of Seller or Servicer, provided that such amendment has no negative impact upon Seller or Servicer.  Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Servicer, the Purchasers and the Agent.

Section 14.2        Notices.  (a) Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto.  Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2.  Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller.  Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

(b)        Notwithstanding the foregoing, all Monthly Reports delivered by the Servicer to the Agent pursuant to Section 8.5 shall be sent by email to ashley.e.vida@jpmorgan.com and stephanie.a.lis@jpmorgan.com (or such other email address as provided by the Agent to the Servicer for such purpose), and shall be effective when received.

Section 14.3        Ratable Payments.  If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4        Protection of Ownership Interests of the Purchasers.

(a)        Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder.  At any time after the occurrence of a Termination Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee.  Seller or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

(b)        If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or such Purchaser's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3.  Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables.  This appointment is coupled with an interest and is irrevocable.

Section 14.5        Confidentiality.  Each Seller Party, each Purchaser and the Agent shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Conduit and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that any such party, and their respective officers and employees, may disclose such information: (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including external accountants and attorneys and, except with respect to the terms of the Fee Letter, financial advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to the extent requested by any judicial, administrative or regulatory authority or proceedings purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable law, rule, regulation or direction or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 14.5, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any Conduit or Purchasing Financial Institution; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Seller and its obligations; (g) with the consent of the Seller and the Servicer; or (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 14.5 or (ii) becomes available to the Agent, any Financial Institution or any of their respective Affiliates on a nonconfidential basis from a source other than a Seller Party.  Any Person required to maintain the confidentiality of information as provided in this Section 14.5 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 14.6        Bankruptcy Petition.  Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Conduit, it will not institute against, or join any other Person in instituting against, Conduit or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7        Limitation of Liability.  Except with respect to any claim arising out of the willful misconduct or gross negligence of any party hereto, no claim may be made by any other party or any other Person against such first party or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that nothing in this Section 14.7 shall limit in any way the indemnification obligations of the Seller Parties set forth in Article X.

Section 14.8        CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 14.9        CONSENT TO JURISDICTION.  EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 14.10        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11        Integration; Binding Effect; Survival of Terms.

(a)        This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12        Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13        JPMorgan Chase Roles.  Each of the Financial Institutions acknowledges that JPMorgan Chase acts, or may in the future act, (i) as administrative agent for Conduit or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Conduit or any Financial Institution (collectively, the “JPMorgan Chase Roles”).  Without limiting the generality of this Section 14.13, each Financial Institution hereby acknowledges and consents to any and all JPMorgan Chase Roles and agrees that in connection with any JPMorgan Chase Role, JPMorgan Chase may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Conduit, and the giving of notice to the Agent of a mandatory purchase pursuant to a Funding Agreement.

Section 14.14        Characterization.

(a)        Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is full recourse to Seller and Seller is obligated to repay in full the Aggregate Capital and all other Aggregate Unpaids.  In addition, (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b)        In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller's right, title and interest, now owned or hereafter acquired, in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, the Receivables Sale Agreement and from and after the time, if any, when it is required to be delivered,  the Performance Undertaking (including, without limitation, (a) all rights to indemnification arising thereunder, and (b) all UCC financing statements filed pursuant thereto), all proceeds of any thereof and all other assets in which the Agent on behalf of the Purchasers has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids.  The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.  The Seller hereby authorizes the Agent, within the meaning of 9-509 of any applicable enactment of the UCC, as secured party for the benefit of itself and of the Purchasers, to file, without the signature of the debtor, the UCC financing statements contemplated herein and under the Receivables Sale Agreement.  The Seller hereby assigns its security interests against the Originators under the Receivables Sale Agreement to the Agent for the benefit of the Purchasers.

(c)        In connection with Seller's transfer of its right, title and interest in, to and under the Receivables Sale Agreement and from and after the time, if any, when it is required to be delivered,  the Performance Undertaking, Seller agrees that the Agent shall have the right to enforce Seller's rights and remedies under the Receivables Sale Agreement and, when applicable, the Performance Undertaking, to receive all amounts payable thereunder or in connection therewith, to consent to amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Agent or any Purchaser or any of its or their respective Affiliates to perform any of the obligations of Seller under the Receivables Sale Agreement or, when applicable,  the Performance Guarantor under the Performance Undertaking.  To the extent that Seller enforces Seller's rights and remedies under the Receivables Sale Agreement or, when applicable, the Performance Undertaking, from and after the occurrence of a Termination Event, and during the continuance thereof, the Agent shall have the exclusive right to direct such enforcement by Seller.

(d)        In the event that either (i) the Termination Date (under and as defined in the Receivables Sale Agreement) shall occur with respect to any Originator (other than in connection with the occurrence of a Termination Event) or (ii) any Originator shall divest, sell, swap or otherwise dispose of any business unit, division, group, magazine or television station and such event does not cause a Termination Event, the Agent agrees to deliver, at such Originator's sole cost and expense, such releases, termination statements and other documents or instruments (including a letter giving such Originator authority to file such releases or termination statements) as such Originator may reasonably request to evidence the release of all security interests and liens of the Buyer and the Agent under the Receivables Sale Agreement and hereunder against such Originator's assets or the assets of such business unit, division, group, magazine or television station to the extent such assets are not owned by the Buyer.

Section 14.15        Amendment and Restatement.

(a)        On the date hereof, the Original Agreement shall be amended, restated and superseded in its entirety by this Agreement but the indebtedness evidenced thereby shall neither be cancelled nor extinguished but shall instead become part of the Aggregate Capital and Aggregate Unpaids hereunder in all respects.  The parties hereto hereby (i) acknowledge and agree that the Liens granted under the Transaction Documents securing the payment of such indebtedness are in all respects continuing and in full force and effect, secure the payment of such indebtedness and from and after the date hereof shall secure the Aggregate Unpaids under this Agreement in addition to such indebtedness and (ii) fully and unconditionally ratify and affirm all Transaction Documents, including those not subject to amendment at this time.

(b)        On and after the date hereof, (i) each reference in the Transaction Documents to the “Receivables Purchase Agreement”, “thereunder”, “thereof” or similar words referring to the “Receivables Purchase Agreement” shall mean and be a reference to this Agreement and (ii) each reference in the Transaction Documents to the “Aggregate Capital” and the “Aggregate Unpaids” shall mean and be a reference to the Aggregate Capital and the Aggregate Unpaids as defined in this Agreement.

Section 14.16        CP Renewal Event.  In the event that JPMorgan Chase determines that it is again commercially feasible to fund Incremental Purchases via the issuance of Commercial Paper, it will give written notice thereof to the Seller.  Upon such written notice, if the Seller so elects, the Seller and the other Seller Parties, and the Agent, the Financial Institutions and the Conduit, will cooperate in good faith to amend this Agreement and the other Transaction Documents, terminate the Parent Guarantee and take such other actions as deemed reasonably necessary by the Agent to again commence funding Incremental Purchases via the issuance of Commercial Paper, all as promptly as reasonably possible under the circumstances, and all such amended documentation to be reasonably acceptable to all parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date hereof.

MEREDITH FUNDING CORPORATION

By:  /s/ Kevin Wagner
Name:  Kevin Wagner
Title:  President

Address:    1716 Locust Street
            Des Moines, IA 50309-3023
Attention:  President
            Fax:  (515) 284-3828
            Confirmation: (515) 284-2755

With a copy to:

Meredith Corporation
         1716 Locust Street
         Des Moines, IA 50309-3023
         Attention:  General Counsel
         Fax:  (515) 284-3933
         Confirmation: (515) 284-3074

MEREDITH CORPORATION, as Servicer

By: /s/ Steven M. Cappaert
Name:  Steven M. Cappaert
Title:  Corporate Controller

Address:    1716 Locust Street
            Des Moines, IA 50309-3023
            Attention:  Corporate Controller
            Fax:  (515) 284-3828
Confirmation: (515) 284-2781

With a copy to:

         Meredith Corporation
1716 Locust Street
         Des Moines, IA 50309-3023
         Attention:  General Counsel
         Fax:  (515) 284-3933
         Confirmation: (515) 284-3074

FALCON ASSET SECURITIZATION COMPANY LLC

By: /s/ Joel C. Gedroic
 Name: Joel C. Gedroic
 Title: Executive Director

Address:    c/o JPMorgan Chase Bank, N.A., as Agent
           270 Park Avenue, 10th Floor
           New York, NY 10001

JPMORGAN CHASE BANK, N.A., as a Financial Institution and as Agent

By: /s/ Robert S. Sheppard
Name:  Robert S. Sheppard
Title: Vice President

Address:        JPMorgan Chase Bank, N.A.
           10 South Dearborn
           Suite IL1-0863
           Chicago, IL 60603-0863
           Fax: 312-325-3060

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Adjusted LIBO Rate” means, for any Tranche Period, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Applicable Margin, plus (b)(i) the LIBO Rate multiplied by (ii) the Statutory Reserve Rate.

“Adverse Claim” means a lien, security interest, financing statement, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of the combined total of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Commingling Reserve, the Loss Reserve, the Yield and Servicing Reserve, the Dilution Reserve and the Lien Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” has the meaning set forth in the Preliminary Statements.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect for such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and, (iii) the sum of (A) the Adjusted LIBO Rate for a one month Tranche Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (B) 1%, provided that, for purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the rate for a one month tranche appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amendment Closing Date” means April 25, 2011.

“Amortization Event” means, solely for purposes of the Credit Agreement, a Termination Event.

“Applicable Margin” has the meaning provided in the Fee Letter.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, general counsel, treasurer or chief financial officer.

“Broken Funding Costs” means, for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder; (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice; (iii) is assigned under a Funding Agreement; (iv) in the case of any Capital bearing Yield at the Adjusted LIBO Rate, has its Capital reduced other than on the last day of the Tranche Period applicable thereto (including as a result of a Termination Event or other mandatory prepayment hereunder); (v) in the case of any Capital bearing Yield at the Adjusted LIBO Rate, is converted on other than on the last day of the Tranche Period applicable thereto; or (vi) in the case of any Capital bearing Yield at the Adjusted LIBO Rate, is assigned other than on the last day of the Tranche Period applicable thereto as a result of a request by the Seller, an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated (and the Purchasers agree to use reasonable efforts to maximize the proceeds of such investment).  In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess.  All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and, at all times after a CP Renewal Event, The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the Adjusted LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Canadian Concentration Limit” means, at any time, with respect to all Canadian Obligors, 2% of the Eligible Receivables Balance at such time.

“Canadian Obligor” means any Obligor which if a natural person, is a resident of Canada, or if a corporation or other business organization, is organized under the laws of Canada or any other political subdivision thereof and has its chief executive office in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

 “Change of Control” means (a) the acquisition by any Person, or two or more Persons (other than the E.T. Meredith Family Stockholders) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934)  of outstanding shares of capital stock of the Servicer or the Performance Guarantor (if at such time the Performance Undertaking has been delivered) having more than fifty percent (50%) of the combined total voting power of all classes of capital stock of the Servicer or Performance Guarantor, or (b) Meredith ceases to own, directly or indirectly, 100% of the outstanding shares of voting stock or other voting equity interests of any Originator or Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible or (iv) which has been identified by Seller as uncollectible.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement in form and substance acceptable to the Agent among one or more Originators, Seller, the Agent and a Collection Bank.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of Conduit issued by Conduit in the commercial paper market.

“Commingling Reserve” means:

(a) if either (i) the sum of (A) the cash balance as of the end of the applicable quarter as represented on Meredith's most recent quarterly financial statements plus (B) the aggregate availability of the Aggregate Commitments (as defined in the Credit Agreement) as of the end of such quarter as represented in such quarterly financial statements is less than $50,000,000, or (ii) the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of such quarter as represented in such quarterly financial statements is higher than 2.50 to 1.00, 10% of the Net Receivables Balance; and

(b) otherwise, 0% of the Net Receivables Balance.

The applicability of clauses (a) or (b) above shall be determined on the Amendment Closing Date (based on Meredith's financial statements for the quarter ended December 31, 2010) and subsequently determined on each date on which Meredith's financial statements are delivered pursuant to Section 7.1(a), and such clause shall apply on and from such date of determination until the subsequent date of determination. Notwithstanding the foregoing, if at any time during which clauses (a) or (b) apply, the Monthly Report indicates, in a manner reasonably satisfactory to the Agent, that less than 5% of total Collections from the previous calendar month were submitted by Obligors directly to Seller or Servicer (rather than being submitted directly by such Obligors to a Lock-Box or Collection Account), then the Commingling Reserve shall be 0% for the following reporting period.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from (i) Seller and (ii) Conduit, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 13.6 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Commitment Availability” means at any time (a) an amount equal to the aggregate amount of the Commitments, minus (b) the Aggregate Capital at such time.

“Concentration Limit” means, at any time, for any Obligor, 4.00% of the Eligible Receivables Balance, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent and set forth on Schedule C, as such schedule may be modified from time to time by the Agent to add Special Concentration Limits or to cancel any Special Concentration Limit in accordance with the proviso of this definition; provided that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Conduit or the Required Financial Institutions may, upon not less than three Business Days' notice to Seller, cancel any Special Concentration Limit.

“Conduit” means, from the Original Closing Date to and including the Amendment Closing Date, Falcon Asset Securitization Company LLC, and thereafter, at any time a commercial paper facility is made a party to this agreement as Conduit by a Financial Institution, such facility.  If at any time no commercial paper facility (x) is a party to this agreement and (y) has outstanding Capital under this Agreement, then any rights of Conduit to provide any consent, instruction or direction under this Agreement shall instead be exercised by the Agent, any other rights of Conduit hereunder shall cease, and any other references to Conduit in this document or in any other Transaction Document shall be without force and effect.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper.  In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“CP Renewal Event” has the meaning provided in Section 1.2.

“Credit Agreement” means that certain Credit Agreement dated as June 16, 2010 among Meredith, as borrower, the lenders listed therein, Bank of America, N.A., as Administrative Agent and Issuing Lender, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and BBVA Compass Bank, each as Co-Syndication Agent, and U.S. Bank National Association, as Documentation Agent, as in effect on the Amendment Closing Date and as thereafter amended, restated, otherwise modified or replaced from time to time with the consent of JPMorgan Chase as the Agent hereunder (it being understood that any amendment, waiver, restatement or replacement entered into after the Amendment Closing Date to which JPMorgan Chase in such capacity is not a consenting party shall be disregarded for purposes of this Agreement).

“Credit and Collection Policy” means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Days Sales Outstanding” means, for any Accrual Period, (i) the aggregate Outstanding Balance of all Receivables as of the last day of the Accrual Period ending one Accrual Period prior to such Accrual Period, divided by (ii) the aggregate amount of Collections received during such Accrual Period, multiplied by (iii) 30.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable.  Seller shall be deemed to have received a Collection (but only to the extent of the reduction or cancellation identified below) of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable (in which case, Seller shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of such Receivable).

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to the sum of the Alternate Base Rate plus 2.00%.

“Default Proxy” means as of the last day of any calendar month, the sum of (i) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payments at such time, and (ii) the aggregate Outstanding Balance of all Receivables that were written off during such month.  For purposes of this calculation, all Receivables which are due and payable within less than 30 days from the original billing date shall be deemed to have an original due date of 30 days from the original billing date.

“Default Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the sum of (a) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables at such time and (b) the aggregate Outstanding Balance of all Receivables which were written off during such month divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.  For purposes of this definition, all Receivables which are due and payable within less than 30 days from the original billing date shall be deemed to have an original due date of 30 days from the original billing date.

 “Delinquency Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31-60 days from the original due date for such payment.  For purposes of this definition, all Receivables which are due and payable within less than 30 days from the original billing date shall be deemed to have an original due date of 30 days from the original billing date.

“Dilution Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Originator Sales during the three (3) most recently ended calendar months divided by (ii) the Net Receivables Balance as of such date.

“Dilution Percentage” means as of the last day of any calendar month, a percentage equal to the greater of (i) 5.00% and (ii) the following calculation:

 (2.25 x ED) + ((DS-ED) x DS/ED) x DHR

where:

ED                      =           the Expected Dilution Ratio at such time.

DS                      =           the Dilution Spike Ratio at such time

DHR                   =           the Dilution Horizon Ratio at such time

“Dilution Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate amount of Dilutions (other than Dilutions arising from the return of books) which occurred during such calendar month, divided by (ii) the aggregate Originator Sales during the calendar month ending two (2) calendar months prior to such calendar month.

“Dilution Reserve” means, on any date, an amount equal to the Dilution Percentage as of the most recently ended calendar month multiplied by the Net Receivables Balance at such time.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Dilution Spike Ratio” means, as of the last day of any calendar month, a percentage equal to the highest three-month rolling average of the Dilution Ratios as of the last day of any of the twelve (12) months then most recently ended.

“Discount Rate” means, the Adjusted LIBO Rate or the Alternate Base Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

“Eligible Receivable” means, at any time, a Receivable:

(i)           the Obligor of which (a) if a natural person, is a resident of the United States or Canada, or if a corporation or other business organization, is organized under the laws of the United States or Canada or any political subdivision thereof and has its chief executive office in the United States or Canada, (b) is not an Affiliate of any of the parties hereto; or (c) is a government or a governmental subdivision or agency;

(ii)           which is not owing from an Obligor as to which more than 10% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are more than 90 days past the original due date provided, that for purposes of this clause (ii), all Receivables which are due and payable within less than 30 days from the original billing date shall be deemed to have an original due date of 30 days from the original billing date,

(iii)           which is not a Charged-Off  Receivable or a Defaulted Receivable

(iv)           which by its terms is due and payable within not more than 60 days of the original billing date therefore,

(v)           which is an “account” or a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(vi)           which is denominated and payable only in United States dollars in the United States,

(vii)           which arises under a Contract, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense (other than potential discharge in bankruptcy) (it being understood that only a portion of a Receivable equal to the amount of such offset, counterclaim or defense shall be deemed not to be an Eligible Receivable),

(viii)           which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract and (B) other than in connection with a Contract for custom publishing services, does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(ix)           which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(x)           which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation, except where such violation could not be reasonably expected to have a Material Adverse Effect,

(xi)           which satisfies all material requirements of the Credit and Collection Policy,

(xii)           which was generated in the ordinary course of the applicable Originator's business,

(xiii)           which arises solely from the sale of goods or the provision of services to the related Obligor (or its advertising customer, or if the Obligor is the advertiser, such advertiser's agency) by the applicable Originator, and not by any other Person (in whole or in part),

(xiv)           which is not subject to any right of rescission, set-off, counterclaim, any other defense (other than potential discharge in bankruptcy, but including defenses arising out of violations of usury laws) (it being understood that only a portion of a Receivable equal to the amount of such set-off, counterclaim or defense shall be deemed not to be an Eligible Receivable) of the applicable Obligor against the applicable Originator or any other Adverse Claim other than Permitted Liens, and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

(xv)           as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, other than with respect to a

Receivable which arises from an obligation of the Obligor to make progress payments, and

(xvi)           all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim other than Permitted Liens.

“Eligible Receivables Balance” means, on any date of determination, the aggregate Outstanding Balance of all Eligible Receivables.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“E.T. Meredith Family Stockholders” means (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”) and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) above; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clauses (a) and (b) above possess, directly or indirectly, the power to direct or cause the direction of, the management and policies of such corporation, partnership, limited liability company or other business organization and (ii) substantially all of the ownership, beneficial or other equity interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clauses (a) and (b) above.

“Expected Dilution Ratio” means, as of the last day of any calendar month, the average of the Dilution Ratios in respect of such month and the eleven (11) immediately preceding months.

“Facility Termination Date” means the earliest to occur of (i) the day that is 15 days after Seller either (x) has actual knowledge, or (y) receives written notice from the Agent, that the conditions precedent set forth in Section 6.2 were not satisfied, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Termination Event, (iv) the Scheduled Termination Date and (v) the date which is ten (10) Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means (i) prior to the Amendment Closing Date, that certain letter agreement dated as of April 9, 2002 among Seller, Originator and the Agent, as amended or modified and in effect from time to time, and (ii) from and including the Amendment Closing Date, that certain fourth amended and restated Fee Letter, dated as of the date hereof, as it may be amended, restated or modified from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of Conduit.

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit in connection with this Agreement (either alone or together with other similar facilities).

“GAAP”  means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Concentration Limit” means, at any time, with respect to all Governmental Obligors, 3% of the Eligible Receivables Balance at such time.

“Governmental Obligor” means any Obligor that is a Governmental Authority, other than any hospital owned by any state or commonwealth of the United States or any political subdivision thereof.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Independent Director” means a member of the Board of Directors of Seller who satisfies the requirements for an “Independent Director” as set forth in Seller's Certificate of Incorporation.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A. in its individual capacity and its successors.

“LIBO Rate” means, with respect to any Tranche Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Tranche Period, as the rate for dollar deposits with a maturity comparable to such Tranche Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Tranche Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Tranche Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Tranche Period.

“Lien Reserve” means the dollar amount specified by the Agent pursuant to a notice described in the definition of Permitted Lien.

“Liquidity Termination Date” means, from and after a CP Renewal Event, the “Commitment Termination Date” or any other similar date as defined in any Funding Agreement then effective in connection with this Agreement.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Originator Sales during the three-month period ended on such date, divided by (ii) the Net Receivables Balance as of such date.

“Loss Percentage” means, as of the last day of any calendar month, the greater of (i) 20.00% and (ii)(A) 2.25 times (B) the Loss Ratio as of such date, times (C) the Loss Horizon Ratio as of such date.

“Loss Ratio” means, as of the last day of any calendar month, a percentage equal to the highest three-month rolling average Reserve Default Ratio as of the last day of any of the twelve (12) months then most recently ended.

“Loss Reserve” means, on any date, an amount equal to the Loss Percentage as of the last day of the most recently ended calendar month multiplied by the Net Receivables Balance at such time.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking from and after the time, if any, when it is required to be delivered, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Business Unit” means, on any date of determination:  (a) any television station owned by Meredith that generated more than 10% of the total Receivables generated by the Originators in the twelve (12) months then most recently ended or (b) Meredith's magazine publishing business.

“Material Originator” means (a) Meredith and (b) any other Originator that would constitute a Material Business Unit of Meredith if it were not a separate entity.

“Meredith” has the meaning set forth in the preamble to this Agreement.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Net Receivables Balance” means, at any time, the Eligible Receivables Balance at such time reduced by the sum of (a) the aggregate amount by which the Eligible Receivables Balance of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (b) the amount, if any, by which the Eligible Receivables Balance which are due and payable 31 or more days and less than 60 days after their original billing dates exceeds 20% of the Eligible Receivables Balance, (c) the aggregate amount by which the Eligible Receivables Balance of all Governmental Obligors exceeds the Governmental Concentration Limit, (d) the aggregate amount by which the Eligible Receivables Balance of all Canadian Obligors exceeds the Canadian Concentration Limit, and (e) the aggregate amount by which the Eligible Receivables Balance which arise from an obligation of the Obligor to make progress payments exceeds 1% of the Eligible Receivables Balance.

 “Non-Renewing Financial Institution” has the meaning set forth in Section 13.6(a).

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Agreement” has the meaning set forth in the Preliminary Statements.

“Original Closing Date” means April 9, 2002.

“Originator” has the meaning set forth in the Receivables Sale Agreement.

“Originator Sales” means, in respect of any period, aggregate sales by the Originators that shall have given rise to Receivables in accordance with generally accepted accounting principles.

“Outstanding Balance” means, of any Receivable, at any time, the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Parent Guarantee” means the Parent Guaranty dated the date hereof, duly executed by Meredith in favor of the Agent for the benefit of Conduit and the Financial Institutions, as it may be amended, restated or modified from time to time in accordance with its terms.

“Parent Guarantor” means Meredith in its capacity as Guarantor under the Parent Guarantee.

“Performance Guarantor” means Meredith in its capacity as Performance Guarantor under the Performance

Undertaking from and after the time, if any, when it is required to be delivered.

“Performance Undertaking” means a performance undertaking in substantially the form of Exhibit VII to the Sale Agreement, duly executed by Meredith in favor of the Seller and its assigns, as it may be amended, restated or modified from time to time in accordance with its terms.

“Permitted Liens” means (a) the liens described in a written notice from the Agent to Seller and designated as “Permitted Liens” for purposes of the Transaction Documents, and (b) other liens securing obligations not greater than $500,000.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Conduit subject to any particular pooling arrangement by Conduit, but excluding Commercial Paper issued by Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Conduit.

“Potential Termination Event” means an event which, without remedial action and with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Section 13.6.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase Limit” means $100,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchasers” means Conduit and each Financial Institution.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.  Each such undivided percentage interest shall equal:

C
NRB - AR

where:

C           = the Capital of such Purchaser Interest.

AR           = the Aggregate Reserves.

NRB         = the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase.  Thereafter, until the Facility Termination Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date.  The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Receivable” means any “Receivable” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of April 9, 2002, among Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i)           any “Related Security” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right,

(ii)           all of Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable,

(iii)           all of Seller's right, title and interest in, to and under the Performance Undertaking from and after the time, if any, when it is required to be delivered, and

(iv)           all proceeds of any of the foregoing.

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 50% of the Purchase Limit.

“Reserve Default Ratio” means, as of the end of any calendar month, a percentage equal to (i) the Default Proxy as of such date divided by (ii) sales during the calendar month ending four (4) calendar months prior to such calendar month.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“Scheduled Termination Date” means April 25, 2013.

“SEC” means the United States Securities and Exchange Commission or any successor regulatory body.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Party” means each of (a) Seller, and (b) at any time while Meredith or one of its Affiliates is acting as Servicer or Parent Guarantor, or at any time after the Performance Undertaking is delivered, Performance Guarantor, Meredith.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means (A) the 17th day of each month (or if any such day is not a Business Day, the next succeeding Business Day), and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

“Settlement Period”  means (A) in respect of each Purchaser Interest of Conduit, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Purchaser Interests accruing Yield at the Adjusted LIBO Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Financial Institution under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

 “Terminating Financial Institution” has the meaning set forth in Section 13.6(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Event” has the meaning set forth in Article IX.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a) if Yield for such Purchaser Interest is calculated on the basis of the Adjusted LIBO Rate (other than as a component of the definition of “Alternate Base Rate”), a period of one, two, three or six months, or such other period as may be selected by Seller, commencing on a Business Day selected by Seller pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the Adjusted LIBO Rate, (i) if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day, and (ii) if such Tranche Period commences on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the last month of such Tranche Period), such Tranche Period shall end on the last Business Day of the last month of such Tranche Period. In the case of any Tranche Period for any Purchaser Interest which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Tranche Period shall end on the Facility Termination Date. The duration of each Tranche Period which commences after the Facility Termination Date shall be of such duration as selected by the Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking (from and after the time, if any, when it is required to be delivered), the Parent Guarantee, the Fee Letter, the Subordinated Notes (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis, other than as described in clause (i) of Section 1.4.

“Yield & Servicing Reserve” means, on any date, an amount equal to 1.5% multiplied by the Net Receivables Balance at such time.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.